Exhibit 10.39
STOCK REDEMPTION AGREEMENT
This Stock Redemption Agreement (this “Agreement”) is entered into as of the 2nd day of November, 2018 (the “Effective Date”), by and between GRI Bio, Inc., a Delaware corporation located at 2223 Avenida de la Playa, #208, La Jolla, CA 92037 (the “Company”), and Catalent Ontario Limited, an Ontario company, with an office located at 2125 Ambassador Drive, Ontario N9C 3R5, Canada (the “Stockholder”).
WHEREAS, the Stockholder currently owns 209,000 shares (the “Shares”) of the Company’s common stock, US $0.01 par value per share (the “Common Stock”);
WHEREAS, the Company and the Stockholder are parties to that certain Settlement and Release Agreement, of even date herewith (the “Settlement and Release Agreement”); and
WHEREAS, the Company hereby agrees to repurchase the Shares subject to the terms and conditions set forth in this Agreement.
NOW THEREFORE, in consideration for the mutual promises, covenants and conditions set forth in this Agreement, the parties, intending to be legally bound, agree as follows:
1.    Put option.
(a)    Right to Sell. Subject to the terms and conditions of this Agreement, for the period commencing on the day thirty (30) days prior to the day the Company completes each Financing (as defined below) and ending at the close of business fifteen (15) business days thereafter (the “Put Exercise Period”), the Stockholder shall have the right (the “Put Right”), but not the obligation, to cause the Company to purchase all or a portion of the Shares at the Put Purchase Price (as defined in Section 2 of this Agreement). For purposes of this Agreement, the term “Financing” shall mean, after the Effective Date, any issuance of equity or other securities, or any issuance or other incurrence of, or otherwise becoming obligated with respect to, indebtedness, including convertible indebtedness occurring after the Company’s upcoming financing scheduled, as of the Effective Date, to occur on or about November 5, 2018.
(b)    Procedures.
(i)    So long as the Stockholder owns any Shares, sufficiently in advance of each Financing and in any event not fewer than thirty (30) days prior to the day of consummation of each Financing, the Company shall give to the Stockholder written notice of such Financing, (each, a “Financing Notice”).
(ii)    If the Stockholder desires to exercise the Put Right in connection with any Financing and sell any of the Shares pursuant to Section 1(a) in connection with such Financing, the Stockholder shall give written notice (the “Put Exercise Notice”) to the Company exercising the Put Right and specifying the number of Shares to be sold (the “Put Shares”) by the Stockholder in connection with such Financing.
(iii)    By delivering the Put Exercise Notice, the Stockholder represents and warrants to the Company that (A) the Stockholder has full right, title and interest in and to the Shares that are the subject of such Put Exercise Notice, (B) the Stockholder has all the necessary power and authority and has taken all necessary action to sell such Shares as contemplated by this Section 1, and (C) the Stockholder owns such Shares are free and clear of any and all mortgages, pledges, security interests, options, rights of first offer, encumbrances or other restrictions or limitations of any nature whatsoever other than those arising as a result of or under the terms of this Agreement.
(iv)    The Stockholder shall have the right to require payment of the Put Purchase Price at the closing of each Financing with respect to which the Stockholder has given a Put Exercise Notice to the Company. Each Closing (as defined below) of any sale of Shares pursuant to this Section 1 shall take place no later than fifteen (15) business days following the date of closing of the applicable Financing.

(c)    Closing. At each closing (each, a “Closing”) of any purchase and sale of Shares pursuant to this Section 1, the Stockholder shall deliver to the Company a certificate or certificates representing the Put Shares to be sold at such Closing, accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt by the Stockholder of the Put Purchase Price payable by the Company with respect to such Put Shares by certified or official bank check or by wire transfer of immediately available funds, as specified in the applicable Put Exercise Notice.
(d)    Cooperation. The Company and the Stockholder each shall take all actions as may be reasonably necessary to consummate the sale(s) contemplated by this Section 1, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.
2.    Put Purchase Price. In the event Stockholder exercises the Put Right hereunder, the purchase price per share at which the Company shall be required to purchase the Put Shares that are the subject of such Put Right (the “Put Purchase Price”) shall be $0.594. The total Put Purchase Price for all 209,000 Shares owned by Stockholder shall be $124,146.
3.    Representations and Warranties of the Company. The Company represents and warrants to the Stockholder, as of the date hereof and as of the date of each Closing, that:
(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby.
(b)    All actions on the part of the Company necessary for the authorization, execution, and delivery of this Agreement, the performance of all obligations of the Company hereunder, have been taken or will take place at the Closing, and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by laws relating to bankruptcy, insolvency and creditors’ rights in general.
(c)    Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby requires the approval or consent of any third party, whether governmental or otherwise. No order of any court or governmental or regulatory authority or body which restrains or prohibits the transactions contemplated herein is in effect and no suit or investigation by any government agency to enjoin the transactions contemplated herein or seeking damages or other relief as a result thereof is pending or threatened.
(d)    Upon the execution and delivery of this Agreement by the Company, the Company is, and after the consummation of each of the transactions contemplated hereby, the Company will be, able to pay all of its debts and expenses when due, and has, or will have, as applicable, adequate capital to carry on its business.
4.    Acceleration. At any time and from time to time following (a) any breach by the Company of any of its representations, warranties, or covenants hereunder or under the Settlement and Release Agreement, or (b) any material breach by the Company of any of its obligations (including any payment obligations) to the Stockholder under any agreement for services to be provided by the Stockholder to the Company, the Stockholder shall have the right, in its sole discretion, to exercise its Put Right at any time and from time to time. In this regard, no delay on the part of the Stockholder to exercise the aforementioned right shall in any way restrict or otherwise limit the Stockholder’s right to exercise its Put Right at any time.
5.    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) upon receipt by the addressee if sent by facsimile or email, or if mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5).

If to Company:	GRI Bio, Inc. 2223 Avenida de la Playa, #208 La Jolla, CA, USA Attention: Sean Edwards
If to the Stockholder:	Catalent Ontario Limited 2125 Ambassador Drive Windsor, Ontario N9C 3R5 Canada Attention: Vice President & General Manager
With a copy to:	Catalent Pharma Solutions 14 Schoolhouse Road Somerset, NJ 08873 Attention: General Counsel
6.    Financial Statements. So long as the Stockholder owns any Shares, as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, the Company shall deliver to the Stockholder (i) its balance sheet as of the end of such year, (ii) its statements of income and of cash flows for such year, and (iii) its statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of regionally recognized standing selected by the Company.
7.    Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.
8.    Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by the Company, except that if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another company which expressly assumes its obligations under this Agreement, the Company may assign its rights hereunder to that company. Any attempted transfer or assignment in violation of this Section 8 shall be void.
9.    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.
10.    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
11.    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
12.    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this

Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
13.    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
14.    Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action; (b) such party has considered the implications of this waiver; (c) such party makes this waiver voluntarily; and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 14.
15.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
16.    No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Stock Redemption Agreement as of the Effective Date.

CATALENT ONTARIO LIMITED:		GRI BIO, INC.
By:	/s/ Tom Hawkeswoo	By:	/s/ W. Marc Hertz
Name:	Tom Hawkeswood	Name:	W. Marc Hert
Title:	Vice President and General Manager	Title:	President and Chief Executive Office
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